                     U.S. SECURITIES AND EXCHANGE COMMISION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940

1.       Name and Address of Reporting Person*

         Larson          David              A.
         (Last)         (First)            (Middle)

         28163 U.S. Highway 19 North, Suite 302
         (Street)

         Clearwater                        FL                  33761
         (City)                           (State)              (Zip)

2.       Date of Event Requiring Statement (Month/Day/Year)

         January 22, 2001

3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

         N/A

4.       Issuer Name and Ticker or Trading Symbol

         NVID International, Inc. (NVID)

5.       Relationship of Reporting Person to Issuer
         (Check all applicable)

         [X]  Director                               [_]  10% Owner
         [X]  Officer (give title below)             [_]  Other (specify below)

         President

6.       If Amendment, Date of Original (Month/Day/Year)

7.       Individual or Joint/Group Filing  (Check applicable line)

         [X]  Form Filed by One Reporting Person

         [_]  Form Filed by More than One Reporting Person

         Table I -- Non-Derivative Securities Beneficially Owned

                                              Ownership Form;   Nature of Indirect
         Title of   Amt. of Securities        Direct (D) or     Beneficial
         Security   Beneficially Owned        Indirect (I)      Ownership

         Common     420,000                   Direct            N/A

         Table II -- Derivative Securities Beneficially Owned
         (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

Title of    Date Exercisable  Title and Amt.    Conversion    Ownership    Nature
Derivative  and Expiration    of Securities     or Exercise   Form of      of Indirect
Security    Date              Underlying        Price of      Derivative   Beneficial
                              Derivative        Derivative    Security     Ownership
                              Securities        Security

      N/A.

                     /s/ David A. Larson                 April 12, 2001
                     Signature of Reporting Person       Date